Exhibit 10.1

AMENDMENT TO OFFER LETTER AND ADDENDUM
COMPANY POLICIES & CONDITIONS OF EMPLOYMENT

We refer you to that certain offer letter between Coach, Inc. (“Coach” or the “Company”) and you, dated as of dated as of February 13, 2013, as amended by the amendment dated as of June 22, 2015, together with all attachments and exhibits thereto (collectively, the “Offer Letter”).  In consideration of your salary increase and equity award grant for FY 2017, the terms and conditions set forth in this addendum (the “Addendum”) will amend and supersede the corresponding terms and conditions set forth in your Offer Letter.  This Addendum will become effective as of the date you execute this Addendum.  Except as expressly supplemented by this Addendum, the terms and conditions of your Offer Letter will remain in full force and effect.  Please sign the acknowledgement at the end of this Addendum noting your understanding and agreement.

1.  Notice of Intent to Terminate Employment

The following provision amends and supersedes in their entirety (i) the first full paragraph under the section heading “Terms and Conditions” in the February 13, 2013 letter agreement between you and Coach and (ii) the provision under the section heading “Notice of Intent to Terminate Employment” in the June 22, 2015 amendment between you and Coach.

The Company and you agree that, other than in connection with a termination of employment by the Company for “Cause” (as defined in the Offer Letter) (which will be effective immediately), either party will give the other party six (6) months’ notice of intention to end employment (the “Notice Period”).  After either party has provided the required notice and through the end of the Notice Period, you will continue to be an employee of Coach and you will continue to receive the same base salary as immediately prior to your notice (and, if Coach has reduced your base salary during the 60-day period immediately prior to the date upon which you provided such notice, you will receive the base salary as in effect immediately prior to such reduction during the Notice Period).  Your duties and other obligations as an employee of Coach will continue during the Notice Period and you will be expected to cooperate in the transition of your responsibilities. Nothing herein alters your status as an employee at-will.  Coach shall, however, have the right in its sole discretion to direct that you no longer come to work or to shorten the Notice Period, provided that if Coach elects to shorten the Notice Period, Coach will pay you compensation in an aggregate amount equal to the sum of (i) your Annual Base Salary for the remainder of the Notice Period, and (ii) your Notice Period Bonus Amount (as defined below), payable in equal monthly installments during the period beginning on the date you or Coach provides notice and ending on the 6-month anniversary thereof, in addition to any severance benefits set forth above under the section heading “Separation” for which you may be eligible (which severance benefits will commence immediately following the end of the Notice Period).  “Notice Period Bonus Amount” means the annual bonus for the remainder of the Notice Period (calculated as 50% of the average of the actual percentages of the maximum annual bonus amounts earned with respect to the pre-established Coach financial performance goals (but not individual or business segment goals) for the three (3) fiscal years most-recently completed prior to the termination date and applied to the maximum annual bonus amount otherwise payable with respect to the year of termination, in each case, less any annual bonus (or portion thereof) otherwise paid with respect to the Notice Period).  In the event of your resignation without Good Reason (as defined in the Offer Letter), except as provided above in connection with a Resignation Without Good Reason With Severance, no unvested annual equity awards or annual bonus payments will be eligible to vest during the Notice Period unless you remain employed by the Company on the applicable vesting date, provided, however, in the event Coach elects to shorten the Notice Period, your unvested annual equity awards (excluding, for the avoidance of doubt, your appointment PRSU grant) will continue to vest through the expiration of the Notice Period notwithstanding its earlier termination by Coach.  Coach reserves all legal and equitable rights to enforce the advance notice provisions of this paragraph. You acknowledge and agree that your failure to comply with the notice requirements set forth herein shall result in: (i) Coach being entitled to claw back any bonus paid to you within 180 days of your last day of employment with Coach, (ii) the forfeiture of any unpaid bonus as of your last day of employment with Coach, (iii) any unvested restricted stock unit or stock option or vested stock option award held by you shall be automatically forfeited on your last day of employment with Coach, and (iv) Coach being entitled to claw back any Financial Gain (as defined below) you realize from the vesting of any Coach equity award within the twelve (12) month period immediately preceding your last day of employment with Coach. "Financial Gain" shall have the meaning set forth in the various equity award grant agreements that you receive during your employment with Coach.

2.  Definition of “Non-Competition Period”

The reference to “three-month period” in clause (ii) of the second sentence of Section 1 of the Restrictive Covenants Agreement attached as Exhibit C to your Offer Letter (the “Restrictive Covenants Agreement”) shall be to the “six-month period” and all references to “three-month Notice period” in clauses (iv) and (v) of the second sentence of Section 1 of the Restrictive Covenants Agreement shall be to the “Notice Period” (as defined herein).

3.  Definition of “Non-Solicitation Period”

All references to “three-month notice period” and “three month Notice period” in the second sentence of Section 2 of the Restrictive Covenants Agreement shall be to the “Notice Period” (as defined herein).

4.  Definition of “Severance Period”

The reference to “three-month Notice period” in clause (ii)(y) of the second full paragraph under the section heading “Separation” in your February 13, 2013 offer letter shall be to the “Notice Period” (as defined herein).

5.  Definition of “Resignation Without Good Reason With Severance”

All references to “Notice period” and “three-month Notice period” in the first two sentences of the sixth full paragraph under the section heading “Separation” in your February 13, 2013 offer letter shall be to the “Notice Period” (as defined herein).

6.  Name of Future Employer

You agree that if you are offered and desire to accept employment with, or provide consulting services to, another business, person or enterprise, including, but not limited to, a “competitor,” during the Non-Competition Period, you will promptly inform Coach’s Global Human Resources Officer, in writing, of the identity of the prospective employer or entity, your proposed title and duties with that business, person or enterprise, and the proposed starting date of that employment or consulting services.  You also agree that you will inform that prospective employer or entity of the terms of these provisions.  Failure to abide by the requirements of this paragraph will also be deemed a failure to provide the required advance written notice set forth above under Notice of Intent to Terminate Employment.

If you do not sign and return this Addendum, it will be void and without effect and the value of your annual equity award grant will be reduced.

SIGNED FOR COACH	SIGNED BY VICTOR LUIS

/s/ Sarah Dunn	/s/ Victor Luis

Sarah Dunn
Global HR Officer
Date: 8/22/16	Date: 8/22/16

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